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                                                                      EXHIBIT 99

                   CREATIVE COMPUTERS, INC. ANNOUNCES PLANNED
                          SPIN-OFF OF UBID THROUGH IPO


     TORRANCE, Calif.--(BUSINESS WIRE)--July 6, 1998--Creative Computers, Inc. ("Creative") (NASDAQ:MALL) announced today that its wholly-owned subsidiary, uBid, has filed a registration statement for an initial public offering ("Offering") of 1,580,000 shares of common stock to the public and has granted to the underwriters an over-allotment option for up to 237,000 additional common shares. It is estimated that the initial public offering price will be between $12 and $14 per common share. The net proceeds from the Offering will be used to repay the then outstanding payable to Creative (approximately $3.0 million as of May 31, 1998 and expected to be approximately $4.0 million at the time of consummation of the Offering), for working capital needs to include planned advertising and brand development expenditures to continue to rapidly grow its customer base, and for the development of uBid's infrastructure.

     Upon completion of the Offering, Creative Computers will own approximately 80 percent of the capital stock of uBid. Creative intends to separate the companies in a distribution of Creative's approximate 80% ownership of uBid common stock to Creative's stockholders through a tax-free spin-off in 1999. However, the Distribution can happen no sooner than 180 days following the closing of the Offering and will be subject to the receipt of a tax opinion and/or a favorable ruling from the Internal Revenue Service regarding the tax-free nature of the transaction and certain other conditions, including the absence of any change in market conditions or circumstances that causes the Board of Directors to conclude that the distribution is not in the best interest of Creative stockholders. The distribution would be made in the form of a dividend of uBid common stock without the payment of further consideration.

     "Creative has decided to spin-off uBid by first raising capital through an initial public offering and then distributing Creative's ownership in uBid to its stockholders, thereby allowing uBid to operate as a stand-alone company," stated Frank Khulusi, Creative's President and Chief Executive Officer.
"Several business purposes underlie these decisions. These transactions are anticipated to be beneficial to Creative because we will be able to better focus our efforts on our core direct sales business. In addition, uBid, by being in the Internet online auction industry, is in a very dynamic and evolving area that requires considerable capital to continue to fund its planned growth. We believe that raising funds through consummation of the Offering provides the most effective source of capital for uBid. In addition, we believe that both uBid employees and Creative stockholders will benefit by being able to participate as stockholders in uBid as a stand-alone, publicly-traded entity. Also, the consummation of the distribution of the common stock from Creative to its stockholders will remove current restrictions on uBid as a result of certain contractual restrictions on Creative that are applicable to uBid as part of Creative. "

     uBid operates an online auction for excess merchandise, offering close-out and refurbished products to consumers and small to medium-sized businesses. uBid's Internet auctions feature a rotating selection of brand-name computers and consumer electronics which typically sell at significant discounts to prices found at traditional retailers. uBid has grown

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rapidly since its first auction during the last week of December 1997. In
January 1998, uBid had net revenues of $157,000 and in the month of June 1998 net revenues have grown to approximately $3.0 million. uBid currently runs seven auctions per week, offering as many as 1,000 items per auction. During the month of June 1998, uBid recorded more than one million visits to its Website and had over 60,000 registered users. uBid's website can be found at www.ubid.com.

     The offering will be lead-managed by Merrill Lynch & Co. with William Blair & Company acting as the co-manager.

    A registration statement relating to these securities has been filed with the Securities Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

     Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements. The realization of any or all of these expectations is subject to a number of risks and uncertainties and it is possible that the assumptions made by management may not materialize. Factors that could cause actual results to differ materially from Creative's expectations include the risks of non-consummation of the Offering and the proposed distribution to Creative's stockholders and the risk that the business purposes and assumed benefits of the proposed transactions may not materialize.

CONTACT:  Creative Computers, Inc.
Frank Khulusi (President/CEO) or
Richard M. Finkbeiner (CFO), 310/354-5600

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